Exhibit 16.1

October 5, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Aterian Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K of Aterian Inc, dated October 5, 2026. We agree with the statements solely as they relate to UHY LLP in such filing.

Very truly yours,

Melville, New York